News Release
November 11, 2022
SSR MINING ANNOUNCES APPOINTMENT OF BILL MACNEVIN
AS EXECUTIVE VICE PRESIDENT, OPERATIONS AND SUSTAINABILITY
DENVER - SSR Mining Inc. (NASDAQ/TSX: SSRM, ASX: SSR) ("SSR Mining" or the “Company") is pleased to announce the appointment of William (Bill) MacNevin as Executive Vice President, Operations and Sustainability, effective January 1, 2023. Mr. MacNevin has over 35 years of international experience in the mining industry, having held senior operational roles across Placer Dome, Newmont and most recently Barrick Gold.
Rod Antal, President and CEO, said, “We are thrilled to welcome Bill to our Executive Team. His appointment continues our track record for attracting some of the industry’s best talent to our leadership team and broader business. Bill’s track record of success and breadth of experience is highly applicable to our operating portfolio, and includes both open pit and underground operations, as well as various processing experience including pressure oxidation. SSR Mining prides itself on a strong track record of delivery and project execution, and Bill’s appointment, combined with the promotion of John Ebbett to EVP, Growth and Innovation, earlier this year, will ensure our company is well positioned for the future.”
Mr. MacNevin’s career in precious metals began at Placer Dome in 1988, and he progressed through increasingly senior positions with Placer Dome and later Barrick Gold before joining Newmont in 2009. He returned to Barrick in 2013, acting as General Manager at Lumwana, followed by his appointment to the role of CEO of Barrick Nevada. Before beginning his most recent role as Processing and Engineering Lead in 2019 he worked as the Executive General Manager of the Pueblo Viejo Joint Venture. Mr. MacNevin attended James Cook University and also received a Graduate Diploma in Mineral Processing Technology from Latrobe University.
As previously announced, Stewart Beckman, Chief Operating Officer, will be returning to Australia at the end of 2022. Mr. Beckman will remain as an internal resource for SSR Mining until the end of 2023 to support the transition.
About SSR Mining
SSR Mining Inc. is a leading, free cash flow focused gold company with four producing operations located in the USA, Türkiye, Canada, and Argentina, combined with a global pipeline of high-quality development and exploration assets. In 2021, the four operating assets produced approximately 794,000 gold-equivalent ounces. SSR Mining is listed under the ticker symbol SSRM on the NASDAQ and the TSX, and SSR on the ASX.
SSR Mining Contacts:
F. Edward Farid, Executive Vice President, Chief Corporate Development Officer
Alex Hunchak, Director, Corporate Development and Investor Relations
SSR Mining Inc.
E-Mail: invest@ssrmining.com
Phone: +1 (888) 338-0046

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